LASALLE BANKS

LaSalle Talman Home Mortgage Corporation
Norridge Office

4242 North Harlem Avenue
Norridge, Illinois  60634-1283
(708) 456-0400


			 ANNUAL SERVICING CERTIFICATION

Gentlemen:

Pursuant to the Servicing (s) between us, we certify with respect to each mortgage loan serviced for you, that as of December 31, 1994, except as otherwise noted below:

	1.      All (a) taxes, assesments and other governmental charges
		levied against the mortgaged premises, (b) ground rents payable
		with respect to the mortgaged premises, if any, and (c)
		premiums on applicable FHA or private mortgage insurance, if any which
		would be delinquent if not paid, have been paid.

	2. Hazard insurance coverage on the improvements on the mortgaged premises in the form and amount and with the coverage required by the Servicing Agreement is in effect.

			    EXCEPTIONS
			    None

Yours Very Truly,

LaSalle Talman Home Mortgage Corporation

/s/ Mary P. Sperlik
Mary P. Sperlik
Vice President
Section Manger